Vishay Intertechnology and Vishay Precision Group
Announce Terms of Replacement Notes and Warrants

Malvern, PA – July 21, 2010 – Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) and Vishay Precision Group, Inc. (“VPG”) (NYSE: VPG) today announced the terms of the replacement notes to be issued to holders of Vishay’s exchangeable floating-rate unsecured notes due 2102. Vishay also announced revised terms of its outstanding warrants, and VPG announced the terms of warrants that it has issued.

As previously announced, on July 6, 2010, Vishay distributed all outstanding shares of VPG to its stockholders in the form of a tax-free dividend. Pursuant to the put and call agreement related to the exchangeable floating-rate unsecured notes due 2102, as a consequence of the spin-off, Vishay was required to take action so that the existing notes would be exchanged for a combination of new notes of Vishay and notes issued by VPG, based on formulae included in the put and call agreement.

The terms of the new Vishay notes and the new VPG notes are based on the terms of the original Vishay exchangeable floating-rate unsecured notes, which were issued on December 13, 2002. Certain terms were determined based upon the respective market values of the common stock of Vishay and VPG on the first ten trading days after the spin-off.

The terms of the replacement notes are summarized as follows:

	Original Vishay Intertechnology Notes	New Vishay Intertechnology Notes	Vishay Precision Group Notes
Issuer	Vishay Intertechnology, Inc.	Vishay Intertechnology, Inc.	Vishay Precision Group, Inc.
Maturity	December 13, 2102	December 13, 2102	December 13, 2102
Aggregate principal amount outstanding	$105,000,000	$95,041,540 (approximately 90.52%)	$9,958,460 (approximately 9.48%)
Interest	Notes bear interest at three-month LIBOR, reset quarterly. Beginning January 1, 2011, the interest rate may be reduced to 50% of LIBOR if Vishay common stock trades above the interest rate hurdle for 30 or more consecutive trading days prior to that point.	Notes bear interest at three-month LIBOR, reset quarterly. Beginning January 1, 2011, the interest rate may be reduced to 50% of LIBOR if Vishay common stock trades above the interest rate hurdle for 30 or more consecutive trading days prior to that point.	Notes bear interest at three-month LIBOR, reset quarterly. Beginning January 1, 2011, the interest rate may be reduced to 50% of LIBOR if VPG common stock trades above the interest rate hurdle for 30 or more consecutive trading days prior to that point.
Interest payment dates	Payable quarterly on March 31, June 30, September 30, December 31	Payable quarterly on March 31, June 30, September 30, December 31	Payable quarterly on March 31, June 30, September 30, December 31
Put / Call rate per share	$17.00	$15.39	$22.57
Aggregate shares issuable upon exchange of notes	6,176,471	6,176,471	441,176
Interest rate hurdle per share	$45.00	$40.73	$59.75
Call target price per share	$35.00	$31.68	$46.47

Also as a result of the spin-off, holders of Vishay warrants were issued warrants to acquire common stock of VPG, and the existing Vishay warrants were modified. The exercise prices of the modified Vishay warrants and the newly issued VPG warrants were determined based upon the respective market values of the common stock of Vishay and VPG on the first ten trading days after the spin-off.

The terms of the warrants are summarized as follows:

	Original Vishay Intertechnology Warrants	Modified Vishay Intertechnology Warrants	Vishay Precision Group Warrants
Issuer	Vishay Intertechnology, Inc.	Vishay Intertechnology, Inc.	Vishay Precision Group, Inc.
Underlying shares of common stock – Class A warrants	7,000,000	7,000,000	500,000
Exercise price – Class A warrants	$20.00	$18.10	$26.56
Underlying shares of common stock – Class B warrants	1,823,529	1,823,529	130,252
Exercise price – Class B warrants	$30.30	$27.43	$40.23
Expiration date – all warrants	December 13, 2012	December 13, 2012	December 13, 2012

The summary and descriptions set forth above are provided for informational purposes only. For specific terms and conditions, please refer to the referenced note instrument, put and call agreement, and warrant agreement (filed as Exhibits 4.5, 4.3, and 4.1, respectively, to Vishay’s current report on Form 8-K filed December 23, 2002); Vishay’s registration statement on Form S-3/A (file number 333-102507) filed on March 1, 2004; and VPG’s registration statement on Form 10 filed June 22, 2010.

About Vishay Intertechnology

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and “one-stop shop” service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress measurement, industrial weighing, and manufacturing process control. As a spin-off from Vishay Intertechnology, VPG has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which has served as a foundation for our more recent expansion into strain gage instrumentation, load cells and transducers, load cell modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the Internet at www.vishaypg.com.

CONTACTS:

Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
(610) 644-1300

Vishay Precision Group
William M. Clancy
Chief Financial Officer
(484) 321-5300

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Jennifer Friedman
(212) 355-4449